AGENCY FEE AND WARRANT AGREEMENT - AMENDMENT NO. 1



                                 JUNE 19, 2000
HOME PROPERTIES OF NEW YORK, INC.
850 Clinton Square
Rochester, New York  14604
Attention:   MS. AMY L. TAIT
             EXECUTIVE VICE PRESIDENT

Dear Amy,

 We refer to that certain Agency Fee and Warrant Agreement dated as of May 22, 2000 (the "Agreement") between Prudential Investment Management Services LLC ("PIMS") and HOME PROPERTIES OF NEW YORK, INC.(the "Company") in connection with the issuance of $40 million of the Company's Series C Convertible Preferred Stock (the "Securities") to The Prudential Insurance Company of America and Teachers Insurance and Annuity Association of America ("TIAA"), pursuant to that certain Purchase Agreement dated as of May 22, 2000 (the "Purchase Agreement").

  A. PIMS and the Company hereby agree to the amendment of Section 4 of the Agreement to read as follows:

      4.  COMMITMENT FEE TO TIAA

       In consideration of TIAA's agreement and as an inducement to purchase the Securities pursuant to the Purchase Agreement, the Company hereby agrees to issue to TIAA warrants to purchase 19,440 shares of the common stock of the Company. The terms of the warrants shall be set forth in the warrant itself.

  B. PIMS and the Company hereby agree to the amendment of the following portion of Section 3 to read as follows:

      In the event that the Company issues Additional Shares by reason of the exercise of the Option referred to in Section 1 hereof, the Company shall pay PIMS, at the closing of the sale of such Additional Shares:

   a) cash agency fee of one percent of the Purchase Price of such Additional Shares, excluding any accrued dividends paid in connection with the purchase, as contemplated in Section 1; and

   b) the Company shall issue to PIMS, or any affiliate thereof designated by PIMS, warrants to purchase such number of shares of the common stock of the Company as equals the product of (X) 67,340 times (Y) the quotient of (1) the number of Additional Shares issued by reason of the exercise of the Option, divided by (2) 200,000.

       The terms of the warrants shall be as set forth in the warrant itself, but shall be on the same terms of the warrants issued in connection with the closing of the Transaction.



In all other respects, PIMS and the Company confirm the terms of the Agreement.

Very truly yours,
PRUDENTIAL INVESTMENT MANAGEMENT SERVICES LLC


By: /s/ Robert M. Falzon
Name: Robert M. Falzon
Title: Vice President

Accepted and agreed as of the
date first above written:
HOME PROPERTIES OF NEW YORK, INC.



By: /s/ Amy L. Tait
Name:  Amy L. Tait
Title: Executive Vice President